Exhibit 99.1
Magnolia Oil & Gas Corporation Announces 2022 Fourth Quarter and Year-End Results

HOUSTON, TX, February 14, 2023 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the fourth quarter and full year 2022.

Fourth Quarter 2022 Summary Financial Results:

(In millions, except per share data)	For the Quarter Ended December 31, 2022	For the Quarter Ended December 31, 2021	Percentage increase (decrease)
Average daily production (Mboe/d)	73.8	69.4	6%
Net income	$254.8	$192.1	33%
Earnings per share - diluted	1.20	0.82	46%
Adjusted EBITDAX(1)	267.5	260.6	3%
Capital expenditures - D&C	140.0	72.1	94%
Cash balance	$675.4	$367.0	84%
Diluted weighted average total shares outstanding(2)	215.4	231.0	(7)%

Full Year 2022 Summary Financial Results:

(In millions, except per share data)	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021	Percentage increase (decrease)
Average daily production (Mboe/d)	75.4	66.0	14%
Net income	$1,050.2	$559.7	88%
Earnings per share - diluted	4.71	2.36	100%
Adjusted EBITDAX(1)	1,345.3	828.9	62%
Capital expenditures - D&C	459.8	231.9	98%
Cash balance	$675.4	$367.0	84%
Diluted weighted average total shares outstanding(2)	220.7	239.3	(8)%

Fourth Quarter and Full Year 2022 Highlights:

•Magnolia reported fourth quarter and full-year 2022 net income attributable to Class A Common Stock of $231.7 million, or $1.20 per diluted share, and $893.8 million or $4.71 per diluted share, respectively. Fourth quarter and full-year 2022 total net income was $254.8 million and $1,050.2 million, respectively. Total net income adjusted(1) for the non-cash deferred income tax benefit was $189.0 million and $978.2 million, respectively.

•Adjusted EBITDAX(1) was $267.5 million during the fourth quarter of 2022, with drilling and completions (“D&C”) capital of $140.0 million, representing 52% of quarterly adjusted EBITDAX. Adjusted EBITDAX for the full-year 2022 was $1,345.3 million with total D&C capital of $459.8 million, representing 34% of adjusted EBITDAX.

•Net cash provided by operating activities was $268.0 million during the fourth quarter 2022 and $1,296.7 million during full-year 2022. The Company generated free cash flow(1) of $141.0 million during the fourth quarter 2022 and $823.5 million during full-year 2022.

•Total production in the fourth quarter of 2022 grew 6% from the fourth quarter of 2021 to 73.8 thousand barrels of oil equivalent per day (“Mboe/d”). Production for full-year 2022 averaged 75.4 Mboe/d representing year-over-year volume growth of more than 14%.

(1) Adjusted EBITDAX, adjusted net income, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

•Production at Giddings and Other in the fourth quarter of 2022 grew 20% compared to the prior year fourth quarter to 43.1 Mboe/d including oil production growth of 26%. Production here represented nearly 60% of overall Magnolia volumes in 2022, a significant increase compared to 2019 levels of 33%. Last year’s growth at Giddings was supported by operating efficiency gains such as fewer drilling days per well, an improvement in stimulation stages per day, and longer laterals.

•Magnolia repurchased 2.4 million shares during the fourth quarter for $57.8 million. Total share repurchases during 2022 amounted to 15.5 million shares, driving the reduction in the Company’s diluted weighted average share count(3) by 8% compared to the prior year. Magnolia has 8.9 million Class A Common shares remaining as part of the current share repurchase authorization. This authorization is specifically allocated toward open market share repurchases.

•Magnolia returned 58%(4) and 54%(5) of the free cash flow generated during the fourth quarter and the full year 2022, respectively, to its shareholders through a combination of share repurchases and dividends. Along with the significant return of cash to shareholders, Magnolia ended the year with $675.4 million of cash on its balance sheet. The Company remains undrawn on its $450.0 million revolving credit facility, with no debt maturities until 2026 and does not plan to increase bonded indebtedness.

•As previously announced, the Board of Directors declared a cash dividend of $0.115 per share of Class A common stock, and a cash distribution of $0.115 per Class B unit, payable on March 1, 2023 to shareholders of record as of February 10, 2023. Our ongoing efforts toward reducing our outstanding shares and delivering moderate annual production growth are expected to support annual dividend growth of approximately 10 percent over time.

“I want to commend our teams for their efforts and recognize their strong contributions which helped support the exceptional financial and operational results for Magnolia in 2022,” said President and CEO Chris Stavros. “We achieved new company records in most financial and operational categories including production, operating income margins and earnings per share, while continuing to gain efficiencies at Giddings without sacrificing productivity. We achieved this by executing on our strategy of disciplined capital spending, moderate production growth, generating high pre-tax margins, and improving our per share metrics while maintaining a strong balance sheet. During 2022 we grew our total production volumes by more than 14 percent while spending just 34 percent of our EBITDAX drilling and completing wells.

“Our teams continued focus on managing costs and generating efficiencies in an inflationary service cost environment further enhanced our margins in Giddings and provided significant free cash flow. During the year, we returned 54 percent of our free cash flow to our shareholders in the form of share repurchases and our cash dividend. We repurchased more than 15 million shares in 2022, reducing our diluted share count by 8 percent. In addition, we were able to acquire some acreage, minerals and additional working interests in our Giddings area, primarily outside of our core development area. This further builds on our strong position in the play and is in line with our strategy of incrementally improving our opportunity set and the value of the business. After all our activities, including capital expenditures, bolt-on acquisitions and the significant return of cash to shareholders, we ended the year with a considerable cash balance of $675 million.

“While Magnolia’s unhedged business captured the benefit of much higher product prices last year, this year’s plan will focus on improved execution and generating further efficiencies in order to offset the impact of higher oil field service costs. Operationally, we expect our 2023 plan to be similar to last year. We expect to continue to operate a two-rig drilling program, which we estimate will generate full-year production growth of approximately 10 percent. We will remain disciplined on our D&C capital, continuing to limit our spending to approximately 55 percent of EBITDAX, allowing for significant free cash flow. Our efforts will continue to focus on improving the overall business while taking actions to increase our dividend per share payout capacity. These activities include moderate growth in our total production, repurchasing at least 1 percent of our outstanding shares per quarter, and the pursuit of small, accretive bolt-on oil and gas property acquisitions. These efforts are expected to support annual dividend growth of approximately 10 percent over time, which is an important component of Magnolia’s total shareholder return proposition.”

(3) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(4) Fourth quarter 2022 return to shareholders includes $60.3 million of share repurchases, $19.0 million of dividends to Class A shareholders, and $2.9 million of distributions to Class B shareholders, divided by the quarterly free cash flow (reconciled on page 12).
(5) Full year 2022 return to shareholders includes $352.2 million of share repurchases, $75.2 million of dividends to Class A shareholders, and $14.3 million of distributions to Class B shareholders, divided by the annual free cash flow (reconciled on page 12).

Operational Update

Fourth quarter 2022 total company production averaged 73.8 Mboe/d, representing a 6% increase over the prior year period. Giddings and Other production increased 20% and oil production increased 26% over the prior year’s fourth quarter. As we previously communicated, fourth quarter 2022 production volumes were negatively affected by freezing temperatures, which impacted both our Karnes and Giddings assets during late December and a single large pad that was brought online later than expected. Operations have fully resumed to expected levels and performance at the large 8-well pad is better than expected. We added a mix of acreage, mineral and working interests to the Giddings area during the fourth quarter, most of which was outside of our core development area. These targeted acreage acquisitions were partly a result of our ongoing appraisal work with a goal of identifying new and promising areas throughout the Giddings field. Our appraisal efforts should enhance our development opportunities over time. Magnolia plans to continue to pursue small bolt-on oil and gas property opportunities in and around our operated assets that we expect will add future value to the enterprise.

Magnolia continues to operate two drilling rigs and one completion crew and expects to maintain this level of activity throughout the year. One rig will continue to drill multi-well development pads in our Giddings area. The second rig will drill a mix of wells in both the Karnes and Giddings areas, including some appraisal wells at Giddings. For 2023 in Giddings, we currently expect to average approximately 4 wells per pad with average lateral lengths of approximately 8,000 feet.

2022 Oil and Gas Reserves

Total 2022 proved reserves increased 16% to 157.0 MMboe from 135.4 MMboe at year end 2021 and replaced 179%(6) of 2022 production. Magnolia books only one year of proved undeveloped reserves and as a result 80% of its 2022 proved reserves were developed. The proved undeveloped reserves represent what we plan to convert to proved developed during 2023.

Additional Guidance

Based on our operated activity of a 2-rig drilling plan for full-year 2023, we estimate our total D&C capital to be between $490 to $520 million, which includes an estimate of non-operated capital that we currently expect to be similar to 2022 levels. With this level of activity, we expect to deliver full-year 2023 production growth of 10 percent, with most of the growth expected to come from our development program at our Giddings field asset.

We expect the first quarter of 2023 to be our heaviest period of D&C capital expenditures during the year, and in the range of $140 to $150 million. Total production for the first quarter is estimated to be approximately 80 to 82 Mboe/d. Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the first quarter of 2023 is expected to be approximately 214 million shares, which is 6 percent lower than first quarter 2022 levels.

Annual Report on Form 10-K

Magnolia's financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2022, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on February 16, 2023.

(6) Calculated as the sum of the 2022 change in total proved reserves of 21.6 MMboe and 2022 production of 27.5 MMboe divided by 2022 production.

Conference Call and Webcast

Magnolia will host an investor conference call on Wednesday, February 15, 2023 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the economic effects of the COVID-19 pandemic and actions taken by federal, state and local governments and other third parties in response to the pandemic; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is expected to be filed with the SEC on February 16, 2023. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation
Investors
Brian Corales
(713) 842-9036
bcorales@mgyoil.com

Jim Johnson
(713) 842-9033
jjohnson@mgyoil.com

Media
Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Years Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Production:
Oil (MBbls)	2,972	2,844	12,189	11,190
Natural gas (MMcf)	12,455	11,820	50,660	43,436
Natural gas liquids (MBbls)	1,740	1,572	6,874	5,669
Total (Mboe)	6,788	6,386	27,506	24,099

Average daily production:
Oil (Bbls/d)	32,307	30,913	33,394	30,659
Natural gas (Mcf/d)	135,380	128,475	138,796	119,003
Natural gas liquids (Bbls/d)	18,914	17,085	18,833	15,532
Total (boe/d)	73,785	69,411	75,360	66,025

Revenues (in thousands):
Oil revenues	$245,305	$216,596	$1,158,006	$747,896
Natural gas revenues	59,445	59,890	301,494	172,648
Natural gas liquids revenues	44,292	55,667	234,993	157,807
Total revenues	$349,042	$332,153	$1,694,493	$1,078,351

Average sales price:
Oil (per Bbl)	$82.53	$76.16	$95.01	$66.83
Natural gas (per Mcf)	4.77	5.07	5.95	3.97
Natural gas liquids (per Bbl)	25.45	35.41	34.18	27.84
Total (per boe)	$51.42	$52.01	$61.60	$44.75

NYMEX WTI (per Bbl)	$82.63	$77.17	$94.23	$67.96
NYMEX Henry Hub (per Mcf)	$6.27	$5.84	$6.65	$3.86
Realization to benchmark:
Oil (% of WTI)	100%	99%	101%	98%
Natural gas (% of Henry Hub)	76%	87%	89%	103%

Operating expenses (in thousands):
Lease operating expenses	$35,457	$28,064	$131,513	$93,021
Gathering, transportation, and processing	13,236	13,466	64,754	45,535
Taxes other than income	19,114	17,177	94,031	55,834
Depreciation, depletion and amortization	63,820	53,420	243,152	187,688

Operating costs per boe:
Lease operating expenses	$5.22	$4.39	$4.78	$3.86
Gathering, transportation, and processing	1.95	2.11	2.35	1.89
Taxes other than income	2.82	2.69	3.42	2.32
Depreciation, depletion and amortization	9.40	8.37	8.84	7.79

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Years Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
REVENUES
Oil revenues	$245,305	$216,596	$1,158,006	$747,896
Natural gas revenues	59,445	59,890	301,494	172,648
Natural gas liquids revenues	44,292	55,667	234,993	157,807
Total revenues	349,042	332,153	1,694,493	1,078,351
OPERATING EXPENSES
Lease operating expenses	35,457	28,064	131,513	93,021
Gathering, transportation and processing	13,236	13,466	64,754	45,535
Taxes other than income	19,114	17,177	94,031	55,834
Exploration expenses	1,467	1,685	11,586	4,125
Asset retirement obligations accretion	841	864	3,245	4,929
Depreciation, depletion and amortization	63,820	53,420	243,152	187,688
Amortization of intangible assets	—	—	—	9,346
General and administrative expenses	17,200	15,463	72,426	75,279
Total operating costs and expenses	151,135	130,139	620,707	475,757

OPERATING INCOME (LOSS)	197,907	202,014	1,073,786	602,594

OTHER INCOME (EXPENSE)
Interest expense, net	(1,805)	(7,483)	(23,442)	(31,002)
Loss on derivatives, net	—	—	—	(3,110)
Other income (expense), net	(35)	37	6,543	85
Total other expense, net	(1,840)	(7,446)	(16,899)	(34,027)

INCOME BEFORE INCOME TAXES	196,067	194,568	1,056,887	568,567

INCOME TAX EXPENSE (BENEFIT)
Current income tax expense	7,025	2,423	72,358	8,851
Deferred income tax benefit	(65,720)	—	(65,720)	—
Total income tax expense (benefit)	(58,695)	2,423	6,638	8,851

NET INCOME	254,762	192,145	1,050,249	559,716
LESS: Net income attributable to noncontrolling interest	23,023	41,916	156,412	142,434
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$231,739	$150,229	$893,837	$417,282

NET INCOME PER SHARE OF CLASS A COMMON STOCK
Basic	$1.21	$0.83	$4.73	$2.38
Diluted	$1.20	$0.82	$4.71	$2.36
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	190,274	180,655	187,433	174,364
Diluted	190,659	181,411	187,901	175,360
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(1)	24,745	49,568	32,810	63,973
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Years Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$254,762	$192,145	$1,050,249	$559,716
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	63,820	53,420	243,152	187,688
Amortization of intangible assets	—	—	—	9,346
Exploration expenses, non-cash	554	888	554	888
Asset retirement obligations accretion	841	864	3,245	4,929
Amortization of deferred financing costs	1,042	1,140	5,854	4,290
Unrealized loss on derivatives, net	—	—	—	277
Deferred income tax benefit	(65,720)	—	(65,720)	—
Stock based compensation	3,450	2,593	13,314	11,736
Other	—	—	—	(84)
Net change in operating assets and liabilities	9,253	9,492	46,039	9,691
Net cash provided by operating activities	268,002	260,542	1,296,687	788,477

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(78,377)	(7,529)	(90,126)	(18,345)
Additions to oil and natural gas properties	(141,629)	(73,682)	(465,139)	(236,426)
Changes in working capital associated with additions to oil and natural gas properties	23,835	1,133	37,987	13,568
Other investing	(422)	78	(1,609)	(2,239)
Net cash used in investing activities	(196,593)	(80,000)	(518,887)	(243,442)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(11,776)	(55,325)	(164,913)	(125,641)
Class B Common Stock purchases and cancellations	(48,520)	—	(187,273)	(171,671)
Non-compete settlement	—	—	—	(42,073)
Dividends paid	(18,978)	(27)	(75,198)	(14,131)
Distributions to noncontrolling interest owners	(5,510)	(1,501)	(29,362)	(7,207)
Cash paid for debt modification	—	—	(5,494)	(4,976)
Other financing activities	(723)	(1,730)	(7,101)	(4,915)
Net cash used in financing activities	(85,507)	(58,583)	(469,341)	(370,614)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(14,098)	121,959	308,459	174,421
Cash and cash equivalents – Beginning of period	689,539	245,023	366,982	192,561
Cash and cash equivalents – End of period	$675,441	$366,982	$675,441	$366,982

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$675,441	$366,982
Other current assets	175,306	150,936
Property, plant and equipment, net	1,533,029	1,216,087
Other assets	188,809	12,737
Total assets	$2,572,585	$1,746,742

Current liabilities	$340,273	$218,545
Long-term debt, net	390,383	388,087
Other long-term liabilities	101,738	94,861
Common stock	23	24
Additional paid in capital	1,719,875	1,689,500
Treasury stock	(329,512)	(164,599)
Retained earnings (accumulated deficit)	185,669	(708,168)
Noncontrolling interest	164,136	228,492
Total liabilities and equity	$2,572,585	$1,746,742

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
NET INCOME	$254,762	$192,145	$1,050,249	$559,716
Exploration expenses	1,467	1,685	11,586	4,125
Asset retirement obligations accretion	841	864	3,245	4,929
Depreciation, depletion and amortization	63,820	53,420	243,152	187,688
Amortization of intangible assets	—	—	—	9,346
Interest expense, net	1,805	7,483	23,442	31,002
Income tax expense (benefit)	(58,695)	2,423	6,638	8,851
EBITDAX	264,000	258,020	1,338,312	805,657
Service agreement transition costs(1)	—	—	—	11,189
Other income adjustment	—	—	(6,333)	—
Non-cash stock based compensation expense	3,450	2,593	13,314	11,736
Unrealized loss on derivatives, net	—	—	—	277
Adjusted EBITDAX	$267,450	$260,613	$1,345,293	$828,859

(1) Costs incurred during the transition period related to the termination of the Services Agreement with EnerVest Operating L.L.C. included within “General and administrative expenses” on the Company's consolidated statements of operations.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
NET INCOME	$254,762	$192,145	$1,050,249	$559,716
Adjustments:
Deferred income tax benefit	(65,720)	—	(65,720)	—
Other income adjustment	—	—	(6,333)	—
Service agreement transition costs(1)	—	—	—	11,189
Accelerated amortization of intangible	—	—	—	5,877
Unrealized loss on derivatives, net	—	—	—	277
Interest expense costs related to debt modification	—	—	—	1,147
Seismic purchases	—	—	—	1,841
Change in estimated income tax(2)	—	—	—	(192)
ADJUSTED NET INCOME	$189,042	$192,145	$978,196	$579,855

Diluted weighted average shares of Class A Common Stock outstanding during the period	190,659	181,411	187,901	175,360
Weighted average shares of Class B Common Stock outstanding during the period(3)	24,745	49,568	32,810	63,973
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities(3)	215,404	230,979	220,711	239,333

(1) Costs incurred during the transition period related to the termination of the Services Agreement with EnerVest Operating L.L.C. included within “General and administrative expenses” on the Company's consolidated statements of operations.
(2) Represents corporate income taxes at an assumed effective tax rate of 2% for the year ended December 31, 2021.
(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and to operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less operating expenses per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended		For the Years Ended
(In $/boe)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue	$51.42	$52.01	$61.60	$44.75
Total cash operating costs:
Lease operating expenses (1)	(5.17)	(4.37)	(4.74)	(3.84)
Gathering, transportation and processing	(1.95)	(2.11)	(2.35)	(1.89)
Taxes other than income	(2.82)	(2.69)	(3.42)	(2.32)
Exploration expenses (2)	(0.14)	(0.12)	(0.40)	(0.13)
General and administrative expenses (3)	(2.07)	(2.03)	(2.18)	(2.66)
Total adjusted cash operating costs	(12.15)	(11.32)	(13.09)	(10.84)
Adjusted cash operating margin	$39.27	$40.69	$48.51	$33.91
Margin (%)	76%	78%	79%	76%
Non-cash costs:
Depreciation, depletion and amortization	$(9.40)	$(8.37)	$(8.84)	$(7.79)
Asset retirement obligations accretion	(0.12)	(0.14)	(0.12)	(0.20)
Amortization of intangible assets	—	—	—	(0.39)
Non-cash stock based compensation	(0.51)	(0.41)	(0.49)	(0.48)
Exploration expenses, non-cash	(0.08)	(0.14)	(0.02)	(0.04)
Total non-cash costs	(10.11)	(9.06)	(9.47)	(8.90)
Operating income margin	$29.16	$31.63	$39.04	$25.01
Margin (%)	57%	61%	63%	56%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.3 million, or $0.05 per boe, and $0.2 million, or $0.02 per boe, for the quarters ended December 31, 2022 and 2021, respectively, and $1.2 million, or $0.04 per boe, and $0.5 million, or $0.02 per boe for the years ended December 31, 2022 and 2021, respectively.
(2) Exploration expenses exclude non-cash exploration activity of $0.6 million, or $0.08 per boe, and $0.9 million, or $0.14 per boe, for the quarters ended December 31, 2022 and 2021, respectively, and $0.6 million, or $0.02 per boe, and $0.9 million, or $0.04 per boe, for the years ended December 31, 2022 and 2021, respectively.
(3) General and administrative expenses exclude non-cash stock based compensation of $3.1 million, or $0.46 per boe, and $2.4 million, or $0.39 per boe, for the quarters ended December 31, 2022 and 2021, respectively, and $12.1 million, or $0.45 per boe, and $11.2 million, or $0.46 per boe, for the years ended December 31, 2022 and 2021, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and is frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended		For the Years Ended
(In thousands)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net cash provided by operating activities	$268,002	$260,542	$1,296,687	$788,477
Add back: net change in operating assets and liabilities	(9,253)	(9,492)	(46,039)	(9,691)
Cash flows from operations before net change in operating assets and liabilities	258,749	251,050	1,250,648	778,786
Additions to oil and natural gas properties	(141,629)	(73,682)	(465,139)	(236,426)
Changes in working capital associated with additions to oil and natural gas properties	23,835	1,133	37,987	13,568
Free cash flow	$140,955	$178,501	$823,496	$555,928